Exhibit 99.1

Contact: Tom Vessey

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES

SECOND QUARTER FINANCIAL RESULTS AND PLANS TO EVALUATE

CAPITAL ALTERNATIVES

www.1stcent.com

Redlands, California—August 7, 2008— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank (the “Bank”), today announced second quarter operating results. The Company reported a net loss for the quarter ended June 30, 2008 of ($2.778) million or ($0.57) diluted loss per share, compared to a net loss of ($1.455) million or ($0.29) diluted loss per share for the first quarter of 2008.

Both the Company and Bank remain “well capitalized” as defined by applicable regulatory definitions. As of June 30, 2008, the Bank’s Tier 1 capital to average assets ratio (“Leverage Capital Ratio”) was 7.38%, the Tier 1 risk-based capital ratio was 9.35%, and the total risk-based capital ratio was 10.61%. On a consolidated basis, as of June 30, 2008, the Company’s Tier 1 capital to average assets ratio was 7.60%, the Tier 1 risk-based capital ratio was 9.61%, and the total risk-based capital ratio was 10.87%. Under the regulatory definitions, in order to be considered “well capitalized,” a financial institution must have a Leverage Capital Ratio of at least 5%, Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. To be adequately capitalized, those same ratios must be at least 4%, 4% and 8%, respectively.

Patrick J. Meyer, Chairman of the Board, commented, “The financial services industry continues to experience a very challenging economic environment, especially in the Inland Empire and other parts of Southern California. These are clearly unprecedented times for our nation, our region and our company, as reflected in the results of operations that so many other financial institutions are reporting. As the financial services industry works through the excess housing inventory in the Inland Empire and surrounding areas, we are strategically positioning ourselves to take advantage of the economic recovery that will occur once the housing industry returns to normal. Here are some specific steps we have taken so far:

•	We are completing our review of our entire loan portfolio, with specific emphasis on our construction loan portfolio;

•	We have significantly curtailed our construction lending and will be concentrating on our commercial lending product line;

•

We are diligently working on plans to resolve and/or restructure our nonperforming assets in an effective and efficient manner in order to maximize shareholder value and not “give away” these assets to others at low current market prices;”

Meyer continued; “While both the Company and the Bank continue to remain “well capitalized” under applicable regulatory definitions, we believe that further strengthening of our capital position is important to properly position the Company for future growth. This additional capital will help support the balance sheet during this difficult credit environment and provide operational flexibility to allow our footprint in high-growth and populous markets and favorable core deposit franchise to continue to create value for shareholders.

Accordingly, our Board of Directors is evaluating capital alternatives in order to further strengthen our capital position, and we have engaged the investment banking firm D.A. Davidson & Company as our financial advisor with respect to evaluating capital and other strategic alternatives to enhance shareholder value. We have always valued our customer and shareholder relationships and will continue to do so in the future in order to remain a “Nice Place to Raise Your Business.””

Highlights of our operating results for the three months ended June 30, 2008, as compared to the previous quarter ended March 31, 2008 are as follows:

•

A $1.1 million increase in the provision for loan losses to $6.2 million for the quarter ended June 30, 2008 as compared to $5.1 million for the quarter ended March 31, 2008. This increase resulted from our further conservative evaluation of the loan portfolio and was made despite a decrease in net charge-offs of $3.0 million, compared to the first quarter of 2008.

•

A 48 basis point decrease in net interest margin to 3.57% for the quarter ended June 30, 2008 as compared to 4.05% for the previous quarter ended March 31, 2008. This decrease was primarily due to the 100 basis point reduction in the Federal Reserve federal funds rate from March 2008 and the reversal of interest income relating to the $26.9 million increase in nonaccrual loans as compared to March 31, 2008.

•

A decrease of $112,000 in noninterest income to $1.2 million for the quarter ended June 30, 2008 as compared to $1.3 million for the previous quarter ended March 31, 2008, due to lower gains on sales of loans and conduit loan fee income, partially offset by an increase in gain on sale of mortgage-backed securities.

•

An increase in noninterest expense of $342,000 to $5.8 million for the quarter ended June 30, 2008 as compared to $5.4 million for the quarter ended March 31, 2008 primarily due to higher costs associated with other real estate owned.

The change in operating results for the three months ended June 30, 2008 as compared to the same period last year was due primarily to increases in the provision for loan losses and noninterest expense, and a decrease in the net interest margin. The $5.9 million increase in the provision for loan losses for the second quarter of 2008 as compared to the same period last year was due primarily to increased net charge-offs and the increase in nonperforming loans. The 179 basis point decrease in the net interest margin to 3.57% as compared to 5.36% for the same period last year was primarily due to the 325 basis point reduction in the Federal Reserve federal funds rate and the reversal of interest income relating to the $82.6 million increase in nonaccrual loans as compared to June 30, 2007. The increase in noninterest expense of $940,000 was primarily due to an increase in OREO expense of $648,000 and FDIC insurance expense of $120,000, partially offset by the reversal of $280,000 of bonus incentive accruals due to the Company’s lower performance levels.

For the six months ended June 30, 2008, the net loss totaled ($4.233) million or ($0.87) diluted loss per share, as compared to net income of $4.121 million or $0.77 diluted earnings per share for the six months ended June 30, 2007.

The Return on Average Equity (“ROAE”) and Return on Average Assets (“ROAA”) for the three months ended June 30, 2008 were (22.28)% and (1.55)% respectively, compared to 18.87% and 1.48% for the same period in 2007, respectively. The ROAE and ROAA for the six months ended June 30, 2008 were (16.37)% and (1.20)% respectively, compared to 18.65% and 1.45% for the same period in 2007, respectively.

Total loans, net of unearned income, before the allowance for loan losses, increased $22.8 million, or 4% from $521.4 million to $544.3 million from December 31, 2007 to June 30, 2008. The increase in loans was primarily related to commercial loans of $12.6 million and commercial real estate of $4.9 million. Total non-performing assets increased $77.5 million to $92.8 million at June 30, 2008 from $15.3 million at December 31, 2007. The increase in nonperforming assets for the six months ended June 30, 2008 was primarily due to an increase of $74.7 million in nonaccrual loans. The increase in nonaccrual loans was primarily related to residential and construction land loans.

As of June 30, 2008, non-performing assets to total loans and other real estate owned equaled 16.82% compared to 2.92% at December 31, 2007.

The provision for loan losses for the quarter ended June 30, 2008 was $6.2 million as compared to $5.1 million for the first quarter of 2008. This increase in the provision for loans losses was the result of the $26.5 million increase in the level of nonperforming assets following the additional critical evaluation of the entire loan portfolio as mentioned above, despite a decrease in charge-offs of $2.6 million during the second quarter of 2008, as compared to $5.6 million for the first quarter of 2008. The charge-offs for the three months ended June 30, 2008 were a result of the continuing decline in market values principally in residential construction land loans.

Total cash and due from banks was $56.6 million or 7% of total assets, as compared to $11.1 million or 2% at December 31, 2007. Total deposits, as of June 30, 2008 were $542.5 million, representing an increase of $64.5 million or 13% from $478.0 million at December 31, 2007. Total assets increased to $762.8 million from $689.5 million at December 31, 2007, up $73.2 million, or 11%.

Thomas E. Vessey, President and Chief Executive Officer stated, “During the second quarter of 2008, Management continued to identify additional construction and land loans that needed to be classified as nonaccrual due to the continued decline in housing prices and slowdown in the single-family construction activity in the Inland Empire and surrounding areas. In addition to our standard credit review procedures, our new problem loan team completed a thorough review of each construction loan and, although painful, the increase in nonaccrual loans and charge-offs during the second quarter reflected our continued conservative evaluation of our loan portfolio. Management will aggressively pursue recoveries of all charged-off amounts. The other business lines of the Bank are healthy and doing well as reflected in our deposit and commercial loan growth. We are also focusing on other areas of our loan portfolio, as we plan to continue to diversify our loan portfolio, especially in the consumer, commercial and industrial loan sector of our business.”

“We are aggressively endeavoring to manage risk, expenses, strengthen our balance sheet, generate capital, and most importantly focus on safety and soundness as our number one priority. The increase in our loan loss provision, while certainly impacting our financial results, categorically does not have an impact on our depositors’ funds. In addition, our depositors’ funds are insured by the Federal Deposit Insurance Corporation, up to the applicable limits.”

1 st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

June 30, 2008 and December 31, 2007

Dollar amounts in thousands, except share data	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$56,598	$11,075
Interest-bearing deposits in financial institutions	2,073	1,862
Investment securities, available for sale	124,348	126,136
Stock investments restricted, at cost	4,322	3,518
Loans, net of allowance for loan losses of $9,936, and $6,805	534,324	514,644
Accrued interest receivable	3,777	4,503
Premises and equipment, net	2,839	2,985
Goodwill	4,180	4,180
Cash surrender value of life insurance	14,863	14,562
Other real estate owned	7,273	2,343
Other assets	8,182	3,693

Total assets	$762,779	$689,501

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$107,343	$110,125
Interest-bearing deposits	435,110	367,830

Total deposits	542,453	477,955
Accrued interest payable	603	826
Federal funds purchased	—	2,560
Borrowings from Federal Home Loan Bank	81,500	64,500
Repurchase agreements	75,113	75,113
Other liabilities	3,740	3,925
Subordinated notes payable to subsidiary trusts	12,300	12,300

Total liabilities	715,709	637,179

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 4,899,081 and 4,866,145 shares at June 30, 2008 and December 31, 2007, respectively	29,259	29,001
Retained earnings	17,688	21,921
Accumulated other comprehensive income	123	1,400

Total shareholders’ equity	47,070	52,322

Total liabilities and shareholders’ equity	$762,779	$689,501

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Six Months Ended June 30, 2008 and 2007 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Dollar amounts in thousands, except per share amounts	2008	2007	2008	2007
Interest income:
Loans, including fees	$7,701	$10,804	$17,269	$21,176
Deposits in financial institutions	23	29	46	66
Federal funds sold	62	94	74	216
Investments
Taxable	1,425	691	2,851	1,372
Tax-exempt	240	249	510	494

Total interest income	9,451	11,867	20,750	23,324

Interest expense:
Interest bearing demand and savings deposits	918	1,664	2,240	3,213
Time deposits $100,000 or greater	798	1,055	1,799	1,979
Other time deposits	755	979	1,388	1,869
Interest on borrowed funds	997	854	2,700	1,663

Total interest expense	3,468	4,552	8,127	8,724

Net interest income	5,983	7,315	12,623	14,600
Provision for loan losses	6,200	300	11,305	400

Net interest income (expense) after provision for loan losses	(217)	7,015	1,318	14,200

Noninterest income:
Customer service fees	473	433	909	832
Gains from sale of loans	121	243	324	273
Conduit loan referral income	127	382	386	637
Other income	430	197	795	419

Total noninterest income	1,151	1,255	2,414	2,161

Noninterest expense:
Salaries and employee benefits	2,395	2,668	5,341	5,362
Net occupancy expense	572	560	1,139	1,148
Other operating expense	2,783	1,582	4,678	3,238

Total noninterest expense	5,750	4,810	11,158	9,748

Income (loss) before provision for income taxes (benefits)	(4,816)	3,460	(7,426)	6,613
Provision for income taxes (benefits)	(2,038)	1,314	(3,193)	2,492

Net income (loss)	$(2,778)	$2,146	$(4,233)	$4,121

Basic earnings (loss) per share [1]	$(0.57)	$0.44	$(0.87)	$0.85

Diluted earnings (loss) per share [1]	$(0.57)	$0.40	$(0.87)	$0.77

[1]	Adjusted for the 50% stock distribution declared for shareholders of record on May 1, 2007, and distributed May 15, 2007.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

Selected Ratios and Other Data

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Performance Ratios
Return on average stockholders’ equity (1)	(22.28)%	18.87%	(16.37)%	18.65%
Return on average assets (1)	(1.55)%	1.48%	(1.20)%	1.45%
Efficiency ratio (3)	72.92%	57.28%	79.21%	55.29%
Average interest-earning assets to average interest-bearing liabilities	119.47%	129.21%	120.77%	129.54%

Yields and Costs (1)
Net interest spread	3.16%	4.39%	3.30%	4.51%
Net interest margin (2)	3.57%	5.36%	3.81%	5.48%
Average yield on interest-earning assets	5.63%	8.70%	6.26%	8.75%
Average cost of interest-bearing liabilities	2.47%	4.31%	2.96%	4.24%
Average yield on loans receivable, net	5.80%	9.36%	6.55%	9.44%
Average yield on investments	5.00%	5.07%	5.12%	5.09%
Average cost of total interest-bearing deposits	2.51%	3.98%	2.87%	3.90%
Average cost of total borrowings	2.37%	6.69%	3.17%	6.71%
Average cost of subordinated notes payable to subsidiary trusts	5.95%	8.11%	6.38%	8.10%

Asset Quality
Net charge-offs (recoveries)	$2,581	4	8,174	41
Net charge-offs (recoveries) to average loans receivable, net (1)	1.94%	0.00%	3.10%	0.00%

Average Balances
Average total assets	$721,096	$581,994	$711,363	$571,267
Average interest-earning assets	$674,726	$547,272	$666,862	$537,330
Average interest-bearing liabilities	$564,751	$423,546	$552,176	$414,814
Average loans, net	$533,832	$463,223	$530,015	$452,300
Average investment securities	$140,894	$84,049	$136,847	$85,030
Average total interest-bearing deposits	$395,382	$372,367	$380,743	$364,829
Average total borrowings	$169,369	$51,179	$171,433	$49,985
Average subordinated notes payable to subsidiary trusts	$12,300	$18,306	$12,300	$18,306
Average stockholders’ equity	$52,015	$44,559	$50,152	$45,617

(1)	Computed on an annualized basis.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total general and administrative expense divided by net interest income plus non-interest income.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

Selected Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	As of June 30, 2008	As of December 31, 2007
Asset Quality
Non-accrual loans	$85,469	$10,730
Loans 90 days or more past due and still accruing	20	2,220
Other real estate owned	7,273	2,343

Total nonperforming assets	92,762	15,293

Nonperforming loans as a percentage of total loans	15.71%	2.48%
Non-performing assets as a percentage of total loans and other real estate owned	16.82%	2.92%
Allowance for loan losses	$9,936	$6,805
Allowance for loan losses to total non-performing loans	11.62%	52.55%
Allowance for loan losses to total loans (3)	1.83%	1.31%
Capital
Stockholders’ equity to assets ratio	6.17%	7.59%
Total risk-based capital ratio:
Company	10.87%	12.94%
Bank	10.61%	12.52%

Tier 1 capital to risk-weighted assets ratio:
Company	9.61%	11.69%
Bank	9.35%	11.26%

Tier 1 capital to average assets ratio:
Company	7.60%	8.74%
Bank	7.38%	8.43%
Shares outstanding at end of period	4,899,081	4,866,145
Book value per share outstanding	$9.61	$10.75
Tangible book value per share outstanding (2)	$8.75	$9.89

Loan Balances
Construction and Development loans (3)	$241,959	$240,550
Residential loans	$4,059	$2,505
Commercial and multi-family real estate loans	$84,746	$79,820
Commercial loans	$194,075	$181,426
Consumer loans	$8,722	$8,556
Equity lines of credit	$9,999	$7,111
Credit card and other loans	$1,074	$2,191

(1)	Total loans consist of loans receivable, net of deferred fees.
(2)	Stated book value minus goodwill.
(3)	Net of undisbursed balances of $82.6 million and $115.7 million at June 30, 2008 and December 31, 2007, respectively.